EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS.
U.S. SOUP SALES RISE 9 PERCENT FOR THE QUARTER, 4 PERCENT FOR
THE YEAR.
     CAMDEN, NJ, September 11, 2006—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the fourth quarter ended July 30, 2006 of $.11, and diluted earnings per share for fiscal 2006 of $1.85. Excluding items impacting comparability, earnings per share for the fourth quarter would have been $.23, an increase of 10 percent, and earnings per share for fiscal 2006 would have been $1.83, an increase of 12 percent.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We are very pleased with our performance in the fourth quarter. We exceeded our expectations for earnings while we also significantly increased spending on advertising in our U.S. businesses. In addition, we achieved successful distribution of our new lower sodium soups in the U.S.
     “For the year, our overall results were outstanding, consistent with our commitment to deliver quality growth. Our top-line growth from continuing operations of 4 percent was at the upper end of our target range, and our earnings per share growth of
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12 percent, on an adjusted basis, were well above our target. We continue to position our business for sustainable sales and earnings growth.”
     For the fourth quarter, the company reported earnings per share of $.11 compared to $.23 recorded in the year-ago quarter. Factors impacting comparability of earnings in the fourth quarter include the following:
▪	During the fourth quarter of fiscal 2006, the company reached agreement for the sale of its U.K. and Irish businesses. The operating results for these businesses are reflected as discontinued operations. The company recorded $61 million, or $.15 per share, of expenses in discontinued operations related to the divestiture of these businesses. These expenses included $7 million ($5 million after-tax) of costs associated with the sale and $56 million in tax expense representing taxes on the difference between the book value and tax basis of the assets.

▪	In the fourth quarter of fiscal 2006, the company recorded in continuing operations a non-cash tax benefit of $14 million, or $.03 per share, from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s U.K. and Irish businesses.

▪	In the fourth quarter of fiscal 2006, a $4 million, or $.01 per share, charge was recorded associated with the repatriation of earnings from non-U.S. subsidiaries under the provisions of the American Jobs Creation Act (AJCA).

▪	Beginning in fiscal 2006, the company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R).
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Under SFAS 123R, compensation expense is now recognized for all stock-based awards, including stock options. Had all awards in fiscal 2005 been expensed, the pro forma impact on the year-ago fourth quarter would result in a $7 million reduction in net earnings and a $.02 reduction in earnings per share, resulting in net earnings of $89 million and earnings per share of $.21.
     After factoring these items into the reported results, earnings per share for the fourth quarter of fiscal 2006 would have been $.23 compared to an adjusted result of $.21 in the year-ago period, an increase of 10 percent.
     For fiscal 2006, the company reported earnings per share of $1.85 compared to $1.71 recorded in the year-ago period. Factors impacting comparability of earnings in the fiscal year include the following:
▪	The pro forma impact of SFAS 123R on fiscal 2005 earnings would have resulted in a $29 million reduction in net earnings and a $.07 reduction in earnings per share, yielding net earnings of $678 million and earnings per share of $1.64.

▪	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit resulting from the favorable resolution of a U.S. tax contingency related to transactions involving government securities in a prior period. The aggregate non-cash benefit of the settlement on net earnings was $60 million, or $.14 per share.

▪	During the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average
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cost method. The impact of the change was a $13 million pre-tax gain. The impact on net earnings was $8 million, or $.02 per share.

▪	During the fourth quarter of fiscal 2006, the company recorded $61 million or $.15 per share of expenses related to the divestiture of its U.K. and Irish businesses.

▪	In the fourth quarter of fiscal 2006, the company recorded a non-cash tax benefit of $14 million, or $.03 per share, from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s U.K. and Irish businesses.

▪	For the year, the company recorded incremental tax expense of $13 million, or $.03 per share, associated with the repatriation of earnings from non-U.S. subsidiaries under the provisions of the AJCA.
     After factoring these items into the reported results for the fiscal year, earnings per share for fiscal 2006 would have been $1.83 compared to an adjusted result of $1.64 in fiscal 2005, an increase of 12 percent.
     Continuing his comments on fiscal 2006 results, Conant said, “In our North American business, we continued to gain momentum in the marketplace. In U.S. Soup, we delivered 4 percent sales growth, reflecting gains in all three soup businesses—condensed, ready-to-serve and broth. This is the second consecutive year we have delivered sales growth in our condensed franchise. We are also pleased with the performance of our convenience platform as soup in microwavable cups and bowls registered double-digit growth. In addition, we successfully introduced ‘Campbell’s
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Select Gold Label’ soups in aseptic packaging, setting the stage for expanding our premium soup offerings.
     “Beyond soup, we had strong performance in our beverage business, led by double-digit growth in ‘V8’ vegetable juice. Pepperidge Farm had another excellent year with double-digit sales growth of ‘Goldfish’ crackers and strong growth in bakery products, notably whole grain breads. Godiva Chocolatier also delivered a strong year with growth in all regions.
     “In our international business, our results in Europe and Asia Pacific were mixed. However, we took an important step toward improving our long-term growth profile by completing the divestiture of our businesses in the U.K. and Ireland.”
     Conant concluded, “We are also very pleased with our performance this year on several key financial measures. We improved our gross margin, consistent with our goal for the year. We continued to generate outstanding cash flow from operations, achieving a record level in fiscal 2006. This strong cash flow enabled us to pay down debt, buy back shares and increase our dividend while continuing to invest in our three core growth initiatives—lower sodium soup, shelf-stable premium soup, and premium refrigerated soup.”
     For the fourth quarter of fiscal 2006, sales from continuing operations rose 4 percent to $1,454 million, reflecting the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 1 percent
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     Earnings from continuing operations for the fourth quarter were $84 million, or $.20 per share, compared to $81 million, or $.20 per share, in the year-ago quarter. Items impacting comparability for the fourth quarter are:
▪	$4 million in tax expense, or $.01 per share, related to the repatriation of earnings under the AJCA.

▪	A $14 million tax benefit, or $.03 per share, from the anticipated use of foreign tax credits which can be utilized as a result of the divestiture of the U.K. and Irish businesses.

▪	Earnings from continuing operations for the fourth quarter of fiscal 2005 would have been reduced by $7 million, or $.02 per share, had all stock-based incentive compensation been expensed.
     After adjusting for these items, earnings from continuing operations would have been $74 million and earnings per share would have been $.18, both even with the prior year.
     In fiscal 2006, the company reported sales from continuing operations of $7,343 million, an increase of 4 percent compared to the year-ago period, reflecting the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent
     For fiscal 2006, earnings from continuing operations were $755 million compared to $644 million in the prior year and earnings per share from continuing operations were $1.82 versus $1.56 in the prior year. Items impacting comparability for the year are:
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▪	An $8 million, or $.02 per share, gain related to a change in the method of accounting for inventory from the LIFO to the average cost method during the first quarter of fiscal 2006.

▪	Also during the first quarter, the company recorded a non-cash tax benefit resulting from the favorable resolution of a U.S. tax contingency related to transactions involving government securities in a prior period. The aggregate non-cash benefit of the settlement on earnings from continuing operations was $60 million, or $.14 per share.

▪	A $13 million tax expense, or $.03 per share, related to the repatriation of earnings under the AJCA.

▪	A $14 million tax benefit, or $.03 per share, from the anticipated use of foreign tax credits, which can be utilized as a result of the divestiture of the U.K. and Irish businesses.

▪	Earnings from continuing operations in fiscal 2005 would have been reduced by $28 million, or $.07 per share, had all stock-based incentive compensation been expensed.
     After adjusting for these items, earnings from continuing operations for the year would have been $686 million compared to $616 million for the prior year and earnings per share from continuing operations would have been $1.66 versus $1.49 in the prior year, an increase of 11 percent.
     Cash flow from operations during fiscal 2006 reached a record level of $1,226 million versus $990 million in the year-ago period. The increase of $236 million was driven by reductions in working capital and higher cash earnings.
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     Following the divestiture of the U.K. and Irish businesses, the company begins fiscal 2007 with a new pro forma earnings base of $1.73 per share. This is based on the adjusted earnings from continuing operations of $686 million combined with the pro forma impact of the anticipated use of $620 million of the net proceeds from the divestiture to repurchase approximately 17 million shares. For fiscal 2007, consistent with its long-term goals, the company expects its continuing operations to deliver sales growth between 3 and 4 percent, EBIT growth between 5 and 6 percent, and earnings per share growth between 5 and 7 percent from the new pro forma base of $1.73.
Summary of Fourth Quarter and Fiscal 2006 Results by Segment
U.S. Soup, Sauces and Beverages
     Sales in the fourth quarter of fiscal 2006 for U.S. Soup, Sauces and Beverages were $556 million, a 7 percent increase compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 4 percent

▪	Reduced promotional spending added 2 percent
     For the quarter, operating earnings were $114 million compared to $104 million in the year-ago period. Operating earnings in the prior year would have been $1 million lower had all stock-based incentive compensation been expensed. The increase in earnings was driven by higher selling prices and productivity improvements, which more than offset cost inflation and increased advertising expenses.
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     U.S. soup sales for the quarter increased 9 percent compared to a year ago, with condensed soup sales up 4 percent, ready-to-serve soup sales up 20 percent, and broth sales up 5 percent.
     For fiscal 2006, sales increased 5 percent to $3,257 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 6 percent
     For the year, operating earnings were $815 million compared to $747 million in the year-ago period. Operating earnings in the prior year would have been $4 million lower had all stock-based incentive compensation been expensed. Earnings for the year included an $8 million benefit from a change in the method of accounting for inventory. The higher operating earnings were driven by higher selling prices and productivity gains, which were partially offset by cost inflation and higher advertising spending.
     For the year, total U.S. soup sales increased 4 percent, with condensed soup sales up 5 percent, ready-to-serve soup sales up 1 percent and broth sales up 11 percent.
     Further details of sales results for the year include the following:
     ▪ Condensed eating soups achieved solid sales growth due to higher selling prices, increased advertising, and the continued growth of “Campbell’s” soup varieties that particularly appeal to kids. Condensed cooking soup sales increased due to higher selling prices, a strong holiday performance, and increased advertising support. The sale of condensed soup continued to benefit from the increased number of gravity-feed shelving systems, which are now installed in 16,000 retail locations compared to 14,000 a year ago.
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     ▪ Sales of ready-to-serve soups were driven by the introductions of restaurant-quality “Campbell’s Select Gold Label” soups and “Campbell’s” classic varieties in microwavable bowls offset by sales declines in “Campbell’s Chunky” soups and the discontinuation of “Campbell’s Kitchen Classics” soups. Sales of “Campbell’s Chunky” soups, which were negatively impacted earlier in the year by a change in promotional spending to reduce discounting, have rebounded over the course of the fiscal year.
     ▪ Sales of the convenience platform grew significantly driven by the introduction of “Campbell’s” classic varieties in microwavable bowls and gains in “Campbell’s Select” and “Campbell’s Chunky” microwavable bowls, as well as “Campbell’s Soup at Hand” soups.
     ▪ “Swanson” broth delivered double-digit sales growth, driven by consumers’ increased preference for aseptically-packaged broth, which benefited from the growth of organic varieties, and successful holiday merchandising activity.
     Highlights of this segment’s other businesses include:
     ▪ Beverage sales grew at a double-digit rate, driven by the significant growth of “V8” vegetable juice and the introduction of “V8 V-Fusion,” a 100% juice beverage that provides a full serving of fruits and a full serving of vegetables in each 8 ounce serving. These gains were partially offset by a sales decline in “V8 Splash” juice beverages.
     ▪ In sauces, both “Prego” pasta sauce and “Pace” Mexican sauce businesses delivered sales growth.
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Baking and Snacking
     Sales in the fourth quarter of fiscal 2006 for Baking and Snacking were $438 million versus $439 million in the year-ago period.
     A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 1 percent
     For the quarter, operating earnings were $62 million compared to $69 million in the year-ago period. Operating earnings in the prior year would have been $2 million lower had all stock-based incentive compensation been expensed. The earnings decline was due to weakness in the Indonesian biscuit business and the unfavorable impact of currency, while in Australia earnings growth from the Arnott’s biscuit business was offset by significant declines in its snack foods business. Earnings at Pepperidge Farm were flat, reflecting expenses related to discontinued products.
     For fiscal 2006, Baking and Snacking sales were $1,747 million versus $1,742 million in the year-ago period. A breakdown in the change in sales follows:
▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 1 percent
     For the year, operating earnings were $187 million compared to $198 million a year ago. Operating earnings in the prior year would have been $8 million lower had all
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stock-based incentive compensation been expensed. Earnings for the year included a $5 million benefit from a change in the method of accounting for inventory. Operating earnings growth at Pepperidge Farm was offset by declines in the Indonesian biscuit business and in Australia, where significant declines in Arnott’s snack foods business were only partially offset by gains in its biscuit business. Earnings were also negatively impacted by unfavorable currency.
     Further details of sales results include the following:
     ▪ Pepperidge Farm achieved sales gains driven by increased volume in bakery, as well as cookies and crackers. In bakery, sales increased due to continued growth of whole grain breads, aided by the introduction of whole grain swirl breads. In cookies and crackers, sales growth was driven primarily by the double-digit growth of “Goldfish” crackers, which benefited from the introduction of 100-calorie packs. Frozen sales declined slightly.
     ▪ Arnott’s sales declined due to the unfavorable impact of currency and declines in its snack foods business, partially offset by growth in biscuits. Gains in the biscuit business were achieved in both sweet and savory products. In sweet biscuits, the chocolate portfolio delivered solid performance behind double-digit growth of the core “Tim Tam” brand. In savory biscuits, growth was driven by “Shapes” and the introduction of new “Flavours of the World” varieties. These gains were partially offset by declines in the private label business.
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International Soup and Sauces
     Sales in the fourth quarter of fiscal 2006 for International Soup and Sauces were $260 million, a 2 percent increase compared to a year ago.
     A breakdown of the change in sales follows:
▪	Increased promotional spending subtracted 1 percent

▪	Currency added 3 percent
     For the quarter, operating earnings were $5 million compared to $17 million in the year-ago period. Operating earnings in the prior year would have been $1 million lower had all stock-based incentive compensation been expensed. The earnings decline was due to the expenses in Europe associated with improving the cost structure of the supply chain and an organizational realignment due to the U.K. and Irish divestiture.
     For fiscal 2006, International Soup and Sauces sales increased 2 percent to $1,255 million. A breakdown of the change in sales follows:
▪	Volume and mix added 3 percent

▪	Currency subtracted 1 percent
     For the year, operating earnings were $144 million compared to $143 million in the prior-year period. Operating earnings in the prior year would have been $3 million lower had all stock-based incentive compensation been expensed. Operating earnings were driven by gains in Canada, which delivered strong sales performance, partially offset by expenses in Europe associated with improving the cost structure of the supply chain and an organizational realignment due to the U.K. and Irish divestiture.
     Further details of sales results include the following:
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     ▪ In Canada, sales were favorably impacted by currency and also by a solid performance in the core soup business. Ready-to-serve soup grew at a double-digit rate, aided by the successful launch of “Campbell’s Soup at Hand” soups.
     ▪ The Australian soup business delivered double-digit growth on the strength of the ready-to-serve soup and broth businesses. “Campbell’s Chunky” soups, “Campbell’s Velish” aseptic soups, and soups in microwavable bowls were each significant contributors to this performance.
     ▪ In Europe, sales declined primarily due to the unfavorable impact of currency. Excluding the impact of currency, sales grew slightly driven by gains in Belgium and by higher sales of “V8” vegetable juice in the region.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
     Sales in the fourth quarter of fiscal 2006 were $200 million, an increase of 6 percent compared to the same period a year ago.
     A breakdown of the change in sales follows:
▪	Volume and mix added 4 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency added 1 percent
     For the quarter, the segment recorded an operating loss of $12 million, compared to a loss of $11 million in the prior-year period. The operating loss in the prior year
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would have been $1 million higher had all stock-based incentive compensation been expensed. Operating losses for the fourth quarter are typical due to the seasonal sales pattern of the Godiva business.
     For fiscal 2006, sales increased 8 percent to $1,084 million compared to the same period a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 6 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent
     For the year, operating earnings were $110 million, even with the prior-year period. Operating earnings in the prior year would have been $6 million lower had all stock-based incentive compensation been expensed. Operating earnings growth was driven by solid sales increases at Godiva.
     Further details include the following:
     ▪ Godiva Chocolatier sales increases were driven by same store sales growth in all regions. In the U.S., new products, such as the Platinum Collection and “Chocolixir” beverages achieved good results. Growth in Europe was also driven by increases in duty-free sales. In Asia, new store openings also contributed to growth.
     ▪ The Away From Home businesses in the U.S. and Canada delivered solid sales growth in soup, including retail refrigerated soups, and beverages.
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Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2006 and 2005 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on September 11, 2006 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-818-1223 and non-U.S. participants at 1-703-639-1376. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event/Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight, September 15, 2006, by dialing 1-888-266-2081 or 1-703-925-2533 and using access code 956582.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, share repurchase, pricing, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary
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materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
     Beginning in fiscal year 2005, Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
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About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soups, baked snacks, vegetable-based beverages, and premium chocolate products. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 30,	July 31,
	2006	2005
Net sales	$1,454	$1,404

Costs and expenses
Cost of products sold	843	829
Marketing and selling expenses	262	227
Administrative expenses	177	161
Research and development expenses	29	27
Other expenses / (income)	4	(1)

Total costs and expenses	1,315	1,243

Earnings before interest and taxes	139	161
Interest, net	41	46

Earnings before taxes	98	115

Taxes on earnings	14	34

Earnings from continuing operations	84	81
Earnings (loss) from discontinued operations	(40)	15

Net earnings	$44	$96

Per share — basic
Earnings from continuing operations	$.21	$.20
Earnings (loss) from discontinued operations	(.10)	.04

Net earnings	$.11	$.23

Dividends	$.18	$.17

Weighted average shares outstanding — basic	406	409

Per share — assuming dilution
Earnings from continuing operations	$.20	$.20
Earnings (loss) from discontinued operations	(.10)	.04

Net earnings	$.11	$.23

Weighted average shares outstanding — assuming dilution	416	414

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $11 would have been recognized. Earnings from continuing operations would have been $74 and diluted earnings per share from continuing operations would have been $.18. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $1; Marketing and selling — $3; Administrative — $6; and Research and development — $1.
In the fourth quarter of fiscal 2006, an incremental tax expense of $4 (or $.01 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s United Kingdom and Irish businesses.
Earnings from discontinued operations include $56 of deferred tax expense due to book tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Irish businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 30,	July 31,
	2006	2005
Net sales	$7,343	$7,072

Costs and expenses
Cost of products sold	4,268	4,175
Marketing and selling expenses	1,203	1,131
Administrative expenses	617	549
Research and development expenses	99	90
Other expenses / (income)	5	(5)

Total costs and expenses	6,192	5,940

Earnings before interest and taxes	1,151	1,132
Interest, net	150	180

Earnings before taxes	1,001	952

Taxes on earnings	246	308

Earnings from continuing operations	755	644
Earnings from discontinued operations	11	63

Net earnings	$766	$707

Per share — basic
Earnings from continuing operations	$1.86	$1.57
Earnings from discontinued operations	.03	.15

Net earnings	$1.88	$1.73

Dividends	$.72	$.68

Weighted average shares outstanding — basic	407	409

Per share — assuming dilution
Earnings from continuing operations	$1.82	$1.56
Earnings from discontinued operations	.03	.15

Net earnings	$1.85	$1.71

Weighted average shares outstanding - assuming dilution	414	413

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $45 would have been recognized. Earnings from continuing operations would have been $616 and diluted earnings per share from continuing operations would have been $1.49. The 2005 pre-tax incremental compensation expense would have been recognized as follows on the Consolidated Statements of Earnings: Cost of products sold — $4; Marketing and selling — $12; Administrative — $25; and Research and development — $4.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In fiscal 2006, an incremental tax expense of $13 (or $.03 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s United Kingdom and Irish businesses.
Earnings from discontinued operations include $56 of deferred tax expense due to book tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Irish businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 30,	July 31,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$556	$521	7%
Baking and Snacking	438	439	0%
International Soup and Sauces	260	256	2%
Other	200	188	6%

Total sales	$1,454	$1,404	4%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$114	$104	10%
Baking and Snacking	62	69	-10%
International Soup and Sauces	5	17	-71%
Other	(12)	(11)	-9%
Total operating earnings	169	179	-6%
Unallocated corporate expenses	(30)	(18)

Earnings before interest and taxes	139	161	-14%
Interest, net	(41)	(46)
Taxes on earnings	(14)	(34)

Earnings from continuing operations	84	81	4%
Earnings (loss) from discontinued operations	(40)	15

Net earnings	$44	$96	-54%

Per share — assuming dilution
Earnings from continuing operations	$.20	$.20	0%
Earnings (loss) from discontinued operations	(.10)	.04

Net earnings	$.11	$.23	52%

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $11 would have been recognized. Earnings from continuing operations would have been $74 and diluted earnings per share from continuing operations would have been $.18. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $1; Baking and Snacking — $2; International Soup and Sauces — $1; Other — $1; and Unallocated Corporate — $6.
In the fourth quarter of fiscal 2006, an incremental tax expense of $4 (or $.01 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s United Kingdom and Irish businesses.
Earnings from discontinued operations include $56 of deferred tax expense due to book tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Irish businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 30,	July 31,	Percent
	2006	2005	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,257	$3,098	5%
Baking and Snacking	1,747	1,742	0%
International Soup and Sauces	1,255	1,227	2%
Other	1,084	1,005	8%

Total sales	$7,343	$7,072	4%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$815	$747	9%
Baking and Snacking	187	198	-6%
International Soup and Sauces	144	143	1%
Other	110	110	0%

Total operating earnings	1,256	1,198	5%
Unallocated corporate expenses	(105)	(66)

Earnings before interest and taxes	1,151	1,132	2%
Interest, net	(150)	(180)
Taxes on earnings	(246)	(308)

Earnings from continuing operations	755	644	17%
Earnings from discontinued operations	11	63

Net earnings	$766	$707	8%

Per share — assuming dilution
Earnings from continuing operations	$1.82	$1.56	17%
Earnings from discontinued operations	.03	.15

Net earnings	$1.85	$1.71	8%

The company adopted SFAS 123R in the first quarter of fiscal 2006 which requires that all stock-based awards be expensed. Had compensation expense been recognized in fiscal 2005 for all stock-based awards, an additional pre-tax expense of $45 would have been recognized. Earnings from continuing operations would have been $616 and diluted earnings per share from continuing operations would have been $1.49. The 2005 pre-tax incremental compensation expense would have been recognized as follows: U.S. Soup, Sauces and Beverages — $4; Baking and Snacking — $8; International Soup and Sauces — $3; Other — $6; and Unallocated Corporate — $24.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on net earnings was $60, or $.14 per share.
In fiscal 2006, an incremental tax expense of $13 (or $.03 per share) was recorded related to repatriated earnings from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.
In the fourth quarter of fiscal 2006, a non-cash tax benefit of $14 (or $.03 per share) was recorded from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s United Kingdom and Irish businesses.
Earnings from discontinued operations include $56 of deferred tax expense due to book tax basis differences and $5 after-tax costs associated with the sale of the United Kingdom and Irish businesses.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	July 30,	July 31,
	2006	2005
Current assets	$2,012	$1,483
Current assets of discontinued operations	100	—
Plant assets, net	1,954	1,987
Intangible assets, net	2,361	3,009
Other assets	605	297
Non-current assets of discontinued operations	838	—

Total assets	$7,870	$6,776

Current liabilities	$2,884	$2,002
Current liabilities of discontinued operations	78	—
Long-term debt	2,116	2,542
Nonpension postretirement benefits	278	278
Other liabilities	721	684
Non-current liabilities of discontinued operations	25	—
Shareowners’ equity	1,768	1,270

Total liabilities and shareowners’ equity	$7,870	$6,776

Total debt	$3,213	$2,993

Cash and cash equivalents	$657	$40

Net debt	$2,556	$2,953

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. These “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The impact of changes in accounting methods, certain tax matters and other transactions not considered to be part of the ongoing business on financial information are as follows:
(1)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax, $8 million after tax, benefit from the change in accounting method. Prior periods were not restated since the impact on previously issued financial statements was not considered material.

(2)	In the first quarter of fiscal 2006, the company adopted SFAS 123R which requires that all stock-based compensation be expensed based on the fair value of the awards. In fiscal 2005, the company did not recognize compensation expense for stock options under previous accounting guidelines. This adjustment reflects the pro forma impact had all stock-based awards been expensed.

(3)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on net earnings was $60 million, or $.14 per share.

(4)	In fiscal 2006, the company recorded incremental tax expense of $13 million associated with the repatriation of earnings under the American Jobs Creation Act. The company recorded $4 million incremental tax expense in the fourth quarter of fiscal 2006.

(5)	In the fourth quarter of fiscal 2006, the company recorded a non-cash tax benefit of $14 million from the anticipated use of higher levels of foreign tax credits, which can be utilized as a result of the sale of the company’s United Kingdom and Irish businesses.

(6)	On August 15, 2006, the company completed the sale of its businesses in the United Kingdom and Ireland pursuant to a Sale and Purchase Agreement dated July 12, 2006. The results of these businesses are reflected as discontinued operations. The 2006 results of discontinued operations include $56 million of deferred tax expense due to book tax basis differences and $5 million after-tax costs associated with the sale of the businesses.
The company believes that financial information excluding certain changes in accounting methods and certain other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.

The table below reconciles financial information, presented in accordance with GAAP, to financial information excluding the impact of changes in accounting methods, certain tax matters, and items associated with the sale of the businesses:

	Fourth Quarter		%
	July 30, 2006	July 31, 2005	Change
Earnings before interest and taxes, as reported	$139	$161
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(11)

Adjusted Earnings before interest and taxes	$139	$150	(7)%

Interest, net, as reported	$41	$46

Adjusted Earnings before taxes	$98	$104	(6)%

Taxes on earnings, as reported	$14	$34
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(4)
Deduct: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	(4)	—
Add: Adjustment to tax expense related to the use of foreign tax credits (5)	14	—

Adjusted Taxes on earnings	$24	$30

Adjusted effective income tax rate	24.5%	28.8%

Earnings from continuing operations, as reported	$84	$81
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(7)
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	4	—
Deduct: Adjustment to tax expense related to the use of foreign tax credits (5)	(14)	—

Adjusted Earnings from continuing operations	$74	$74	—%

Earnings from continuing operations per share, as reported	$0.20	$0.20
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.02)
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	0.01	—
Deduct: Adjustment to tax expense related to the use of foreign tax credits (5)	(0.03)	—

Adjusted Earnings from continuing operations per share	$0.18	$0.18	—%

	Fourth Quarter		%
	July 30, 2006	July 31, 2005	Change
Earnings (loss) from discontinued operations, as reported	$(40)	$15
Add: Adjustments to tax expense due to the sale of the businesses and after-tax costs associated with the sale (6)	61	—

Adjusted Earnings from discontinued operations	$21	$15	40%

Earnings (loss) from discontinued operations per share, as reported	$(0.10)	$0.04
Add: Adjustments to tax expense due to the sale of the businesses and after-tax costs associated with the sale (6)	0.15	—

Adjusted Earnings from discontinued operations per share	$0.05	$0.04	25%

The adjusted net earnings and net earnings per share after factoring in all items are as follows:

	Fourth Quarter		%
	July 30, 2006	July 31, 2005	Change
Net earnings, as reported	$44	$96
Adjustments	51	(7)

Adjusted Net earnings	$95	$89	7%

Net earnings per share, as reported	$0.11	$0.23
Adjustments	0.12	(0.02)

Adjusted Net earnings per share	$0.23	$0.21	10%

	Year-to-Date		%
	July 30, 2006	July 31, 2005	Change
Earnings before interest and taxes, as reported	$1,151	$1,132
Deduct: Impact of change in inventory accounting method (1)	(13)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(45)

Adjusted Earnings before interest and taxes	$1,138	$1,087	5%

Interest, net, as reported	$150	$180
Add: Reduction in interest expense related to the favorable resolution of tax contingency (3)	21	—

Adjusted Interest, net	$171	$180

Adjusted Earnings before taxes	$967	$907	7%

Taxes on earnings, as reported	$246	$308
Deduct: Tax impact of change in inventory accounting method (1)	(5)	—
Deduct: Tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(17)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (3)	39	—
Deduct: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	(13)	—
Add: Adjustment to tax expense related to the use of foreign tax credits (5)	14	—

Adjusted Taxes on earnings	$281	$291

Adjusted effective income tax rate	29.1%	32.1%
Earnings from continuing operations, as reported	$755	$644
Deduct: Impact of change in inventory accounting method (1)	(8)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(28)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(60)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	13	—
Deduct: Adjustment to tax expense related to the use of foreign tax credits (5)	(14)	—

Adjusted Earnings from continuing operations	$686	$616	11%

Earnings from continuing operations per share, as reported	$1.82	$1.56
Deduct: Impact of change in inventory accounting method (1)	(0.02)	—
Deduct: Impact had all stock-based awards been expensed under SFAS 123R (2)	—	(0.07)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(0.14)	—
Add: Incremental tax recorded for earnings to be repatriated under the American Jobs Creation Act (4)	0.03	—
Deduct: Adjustment to tax expense related to the use of foreign tax credits (5)	(0.03)	—

Adjusted Earnings from continuing operations, per share	$1.66	$1.49	11%

	Year-to-Date		%
	July 30, 2006	July 31, 2005	Change
Earnings from discontinued operations, as reported	$11	$63

Add: Adjustments to tax expense due to the sale of the businesses and after-tax costs associated with the sale (6)	61	—
Deduct: After-tax impact had all stock-based awards been expensed under SFAS 123R (2)	—	(1)

Adjusted Earnings from discontinued operations	$72	$62	16%

Earnings from discontinued operations per share, as reported	$0.03	$0.15
Add: Adjustments to tax expense due to the sale of the businesses and after-tax costs associated with the sale (6)	0.15	—

Adjusted Earnings from discontinued operations per share *	$0.17	$0.15	13%

The adjusted net earnings and net earnings per share after factoring in all items are as follows:

	Year-to-Date		%
	July 30, 2006	July 31, 2005	Change
Net earnings, as reported	$766	$707
Adjustments	(8)	(29)

Adjusted Net earnings	$758	$678	12%

Net earnings per share, as reported	$1.85	$1.71
Adjustments	(0.02)	(0.07)

Adjusted Net earnings per share	$1.83	$1.64	12%

*	The sum of the individual per share amounts does not equal earnings per share due to rounding.

The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between current results and prior period results and a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

	July 30, 2006	July 31, 2005
Current notes payable	$1,097	$451
Long-term debt	2,116	2,542

Total debt	$3,213	$2,993
Less: Cash and cash equivalents	(657)	(40)

Net Debt	$2,556	$2,953